Exhibit 99.1

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

Iridium Announces 2021 Results; Company Issues 2022 Outlook

MCLEAN, Va. – February 17, 2022 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter and full-year 2021 and issued its full-year 2022 guidance. Net loss was $5.9 million, or $0.04 per diluted share, for the fourth quarter of 2021, as compared to net loss of $7.9 million, or $0.06 per diluted share, for the fourth quarter of 2020. This improvement was primarily the result of higher commercial service revenue and lower interest expense. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $93.4 million, as compared to $84.8 million for the prior-year period, representing a year-over-year increase of 10% and an OEBITDA margin(1) of 60%.

Iridium reported fourth-quarter total revenue of $155.9 million, which consisted of $126.7 million of service revenue and $29.1 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 6% versus the comparable period of 2020, while service revenue grew 8% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 81% of total revenue for the fourth quarter of 2021.

The Company ended the quarter with 1,723,000 total billable subscribers, which compares to 1,476,000 for the year-ago period and is up from 1,690,000 for the quarter ended September 30, 2021. Total billable subscribers grew 17% year-over-year, driven by growth in commercial IoT.

Full-Year 2021 Iridium Business Highlights

For the full year, Iridium reported net loss of $9.3 million, or $0.07 per diluted share, as compared to net loss of $56.1 million, or $0.42 per diluted share, for 2020. This improvement in net loss resulted primarily from higher revenue, a reduction in debt extinguishment costs and lower interest expense. The Company reported record total revenue in 2021 of $614.5 million, which was up 5% from the year-ago period. Total revenue included $492.0 million of service revenue and $122.5 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2021 was $378.2 million, a 6% increase from $355.6 million in the prior year, representing an OEBITDA margin of 62%. Capital expenditures were $42.1 million for the full-year 2021.

“Iridium had another strong year in 2021 on the back of the best subscriber growth in Company history,” said Matt Desch, CEO, Iridium. Desch added, “We achieved this growth even in the face of supply chain issues, while continuing to expand our product portfolio.”

Commenting on Iridium’s growing free cash flow and shareholder returns, Desch said, “Our pro forma free cash flow(1) grew by more than 20% in 2021, well outpacing growth in operational EBITDA, and Iridium’s net leverage is now within our forecasted target range. We continue to execute on shareholder friendly initiatives. In 2021, we repurchased $163 million of common stock through our $300 million share repurchase program and continue to take advantage of market volatility to execute on this program at favorable levels.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 64% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $100.2 million, up 10% from last year’s comparable period due primarily to increased revenues from IoT and voice and data services.

•

Commercial voice and data subscribers were up 6% from the year-ago period to 370,000. Commercial voice and data average revenue per user (“ARPU”) was $41 during the fourth quarter, compared to $40 in last year’s comparable period.

•

Commercial IoT data revenue was $28.9 million, up 15% from the year-ago period. Commercial IoT subscribers grew 24% from the year-ago period to 1,193,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was $8.20 in the fourth quarter, compared to $8.90 in last year’s comparable period. The decrease in ARPU resulted from the effect of the growing proportion of personal communications subscribers within IoT, who typically utilize lower ARPU plans.

•

Commercial broadband revenue was $11.5 million, up 19% from $9.6 million in the year-ago period on increasing activations of Iridium Certus® broadband service. Commercial broadband ARPU was $292 during the fourth quarter, compared to $277 in last year’s comparable period, reflecting an increasing mix of Iridium Certus broadband subscribers.

•

Iridium’s commercial business ended the quarter with 1,576,000 billable subscribers, which compares to 1,324,000 for the prior-year quarter and is up from 1,541,000 for the quarter ended September 30, 2021. IoT data subscribers represented 76% of billable commercial subscribers at the end of the quarter, an increase from 73% at the end of the prior-year period.

•	Hosted payload and other data service revenue was $14.7 million in the fourth quarter compared to $14.4 million in the prior-year period.

Service – U.S. Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in

September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $26.5 million in the fourth quarter and reflected increased revenue from a contractual step up in the EMSS Contract on September 15, 2021.

•

Iridium’s U.S. government business ended the quarter with 147,000 subscribers, which compares to 152,000 for the prior-year quarter and 149,000 for the quarter ended September 30, 2021. Subscriber counts continue to be negatively affected by the government’s internal service pricing levels, created as a result of a shift in contract administration between agencies. Government voice and data subscribers increased 5% from the year-ago period to 65,000 as of December 31, 2021. Government IoT data subscribers decreased 9% year-over-year and represented 56% of government subscribers at year-end.

Equipment

•

Equipment revenue was up 3% from the prior-year period, to $19.5 million during the fourth quarter, despite constraints on equipment shipments due to parts availability. The company also expects higher levels of equipment sales in 2022 than in 2021, even as the parts availability issues are forecast to continue during the year.

Engineering & Support

•	Engineering and support revenue was $9.7 million during the fourth quarter, down 10% from the prior-year quarter, primarily due to the episodic nature of contract work for the U.S. government.

Capital expenditures were $14.1 million for the fourth quarter, including $0.4 million in capitalized interest. The Company ended the fourth quarter with gross debt of $1.62 billion and a cash and cash equivalents balance of $320.9 million, for a net debt balance of $1.30 billion.

During the quarter ended December 31, 2021, the Company repurchased approximately 976,000 shares of its common stock under its previously announced $300 million share repurchase program at a total purchase price of $38.3 million. As of December 31, 2021, $136.6 million remained available and authorized for repurchase under this program. Into 2022, Iridium has repurchased an additional $103.6 million in common stock as of February 15, 2022, leaving approximately $33 million available under its repurchase program.

2022 Outlook

The Company issued its full-year 2022 outlook and updated other elements of long-term guidance:

•	Total service revenue growth between 5% and 7% for full-year 2022. Total service revenue for 2021 was $492.0 million.

•	Full-year 2022 OEBITDA between $400 million and $410 million. OEBITDA for 2021 was $378.2 million.

•	Negligible cash taxes in 2022. Cash taxes are expected to be negligible through approximately 2024 (previous outlook was for cash taxes to be negligible through 2023).

•

Net leverage of approximately 3.0 times OEBITDA at the end of 2022, assuming the completion of the Company’s $300 million share repurchase authorization. Net leverage was 3.4 times OEBITDA at December 31, 2021.

(1) Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, Operational EBITDA margin and Pro Forma Free Cash Flow, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, share-based compensation expenses and, for periods presented through the first quarter of 2020 only, certain expenses associated with the construction of the Company’s Iridium NEXT satellite constellation, primarily in-orbit insurance. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. In addition, the Company presents Pro Forma Free Cash Flow, which subtracts non-cash hosted payload revenue, pro forma net interest, and normalized capital expenditures, working capital and cash taxes from Operational EBITDA. The Company uses Pro Forma Free Cash Flow to measure the Company’s capacity for deleveraging and other shareholder-friendly actions. Operational EBITDA, along with its related measure, Operational EBITDA margin, and Pro Forma Free Cash Flow, do not represent, and should not be considered, alternatives to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA or Pro Forma Free Cash Flow, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA and Pro Forma Free Cash Flow are useful measures across time in evaluating the Company’s fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA and Pro Forma Free Cash Flow are also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Pro Forma Free Cash Flow further adjusts Operational EBITDA by subtracting pro forma net interest, cash from hosted payloads, and normalized amounts of capital expenditures, working capital and cash taxes. The actual amounts of these pro forma and normalized measures may vary from year to year. Due to these limitations, the Company’s management does not view Operational EBITDA or Pro Forma Free Cash Flow in isolation, but also uses other measurements, such as net income (loss), revenues, operating profit and cash flows from operating activities, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net loss to Operational EBITDA and Pro Forma Free Cash Flow and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of these and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2022 Operational EBITDA or Pro Forma Free Cash Flow guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA and Pro Forma Free Cash Flow

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020	% Change
GAAP net loss	$(5,884)	$(7,925)	$(9,319)	$(56,054)
Interest expense, net	15,893	22,693	73,906	94,271
Income tax (benefit) expense	473	(9,967)	(19,569)	(32,910)
Depreciation and amortization	76,165	75,914	305,431	303,174
Iridium NEXT expenses, net	—	—	—	149
Share-based compensation	6,781	4,086	26,879	16,714
Loss on extinguishment of debt	—	—	879	30,209

Operational EBITDA	$93,428	$84,801	$378,207	$355,553	6.4%

Hosted Payload Cash Timing (1)			(14,000)	(22,000)
Working Capital (2)			(8,000)	(8,000)
Iridium Capital Expenditures (3)			(45,000)	(35,000)
Net Interest (4)			(66,000)	(89,000)
Cash Taxes (5)			—	—

Pro Forma Free Cash Flow			$245,207	$201,553	21.7%

(1)	Hosted Payload adjusts OEBITDA for revenue recognition from Aireon and Harris hosting and prepaid data in excess of cash received in period
(2)	Working Capital timing is expected to result in a net cash use averaging $5-$10M annually; for illustrative purposes, we present this as an $8M annual use of cash
(3)

Booked Capital Expenditures excludes capitalized interest, which is included with Pro Forma Net Interest, and for illustrative purposes, 2021 capex is presented as an average of $45M per year, and 2020 is presented as an average of $35M per year

(4)

Pro Forma Net Interest for 2020 includes $1.65B TLB at ~5.5% over 12-months and ~$1M interest income and 2021 reflects average balance on TLB at ~4.1% over 12-months and ~$1M interest income; all years exclude costs related to repricing and extinguishment of debt

(5)	For illustrative purposes, Cash Taxes are assumed at $0, reflecting guidance of negligible tax payments through 2024

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 17, 2022. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, net leverage and cash taxes for 2022; cash taxes over the longer-term; anticipated equipment sales for 2022 and reduced availability of equipment component parts; amount and timing of share repurchases, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,
	2021	2020
Revenue:
Service revenue
Commercial	$100,244	$91,106
Government	26,500	25,750

Total service revenue	126,744	116,856
Subscriber equipment	19,464	18,921
Engineering and support service	9,679	10,730

Total revenue	155,887	146,507

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	25,236	22,076
Cost of subscriber equipment sales	12,133	11,824
Research and development	3,729	4,097
Selling, general and administrative	27,950	27,496
Depreciation and amortization	76,165	75,914

Total operating expenses	145,213	141,407

Operating income	10,674	5,100

Other expense, net:
Interest expense, net	(15,893)	(22,693)
Other expense, net	(192)	(299)

Total other expense, net	(16,085)	(22,992)

Loss before income taxes	(5,411)	(17,892)
Income tax benefit (expense)	(473)	9,967

Net loss	$(5,884)	$(7,925)

Operational EBITDA	$93,428	$84,801

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2021	2020
Revenue:
Service revenue
Commercial	$388,104	$362,208
Government	103,887	100,887

Total service revenue	491,991	463,095
Subscriber equipment	92,071	86,119
Engineering and support service	30,438	34,225

Total revenue	614,500	583,439

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	97,020	91,097
Cost of subscriber equipment sales	53,376	51,596
Research and development	11,885	12,037
Selling, general and administrative	100,474	90,052
Depreciation and amortization	305,431	303,174

Total operating expenses	568,186	547,956

Operating income	46,314	35,483

Other expense, net:
Interest expense, net	(73,906)	(94,271)
Loss on extinguishment of debt	(879)	(30,209)
Other income (expense), net	(417)	33

Total other expense, net	(75,202)	(124,447)

Loss before income taxes	(28,888)	(88,964)
Income tax benefit	19,569	32,910

Net loss	$(9,319)	$(56,054)

Operational EBITDA	$378,207	$355,553

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$45,140	$41,921	8%	$175,584	$168,668	4%
IoT data(2)	28,901	25,179	15%	110,919	96,981	14%
Broadband(3)	11,459	9,620	19%	42,990	35,959	20%
Hosted payload and other data service(4)	14,744	14,386	2%	58,611	60,600	-3%

Total commercial service revenue	100,244	91,106	10%	388,104	362,208	7%
Government service revenue(5)	26,500	25,750	3%	103,887	100,887	3%

Total service revenue	126,744	116,856	8%	491,991	463,095	6%
Subscriber equipment	19,464	18,921	3%	92,071	86,119	7%
Engineering and support(6)
Commercial	1,635	1,265	29%	4,613	4,529	2%
Government	8,044	9,465	-15%	25,825	29,696	-13%

Total engineering and support	9,679	10,730	-10%	30,438	34,225	-11%

Total revenue	$155,887	$146,507	6%	$614,500	$583,439	5%

Operational EBITDA
Operational EBITDA	$93,428	$84,801	10%	$378,207	$355,553	6%

Other
Capital expenditures(7)	$14,131	$9,422		$42,147	$38,689
Net debt(8)	$1,300,212	$1,392,899
Cash, cash equivalents and marketable securities	$320,913	$244,726

Term Loan	$1,621,125	$1,637,625
Deferred financing costs	(23,109)	(23,966)

Term Loan, net	$1,598,016	$1,613,659

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of December 31,
	2021	2020	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	370	350	6%
IoT data	1,193	962	24%
Broadband (4)	13.2	11.7	13%

Total commercial voice and data, IoT data and Broadband service	1,576	1,324	19%
Government
Voice and data and IoT data service
Voice and data	65	62	5%
IoT data	82	90	-9%

Total government voice and data and IoT data service	147	152	-3%

Total billable subscribers	1,723	1,476	17%

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(2)	(2)	0%	20	(2)	1100%
IoT data	37	38	-3%	231	160	44%
Broadband	0.2	0.3	-33%	1.5	0.9	67%

Total commercial voice and data, IoT data and Broadband service	35	36	-3%	252	159	59%
Government
Voice and data and IoT data service
Voice and data	—	1	-100%	3	5	-40%
IoT data	(2)	9	-122%	(8)	12	-167%

Total government voice and data and IoT data service	(2)	10	-120%	(5)	17	-129%

Total net billable subscriber additions	33	46	-28%	247	176	41%

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
ARPU (2) (3)
Commercial
Voice and data	$41	$40	3%	$41	$40	3%
IoT data	$8.20	$8.90	-8%	$8.58	$9.16	-6%
Broadband	$292	$277	5%	$288	$266	8%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.